Exhibit 10.11
Amendment dated July 19th, 2005 to the Agreement dated March 29, 2005 regarding Protocol Number 03-CoFactor, for Services provided by Pharm-Olam International Ltd. to Adventrx
     In compliance with Section 25.3 of the Agreement, both Adventrx Pharmaceuticals, Inc., and Pharm-Olam International Ltd., agree that the following provisions are binding amendments to that Agreement:
     Section 4.9. As part of its monitoring duties outlined in Schedule 2 to this Agreement, Pharm-Olam will visit each clinical site no less than once a month. Pharm-Olam’s reporting regarding the monitoring visit shall be provided to Adventrx no later than three weeks from the site visit. Request for payment due Pharm-Olam regarding monitoring visits and associated expenses shall not be made until Adventrx received the above noted reporting.
     Section 6.2. All supporting documentation evidencing payments due under Schedule 3 shall be in English, or shall include an accurate English translation summary, and be attached to requests for payment of invoices.
     Section 6.2.1. Receipts and other documentation evidencing amounts due from Adventrx as outlined in the ‘Estimated Pass Through Costs” table in Schedule 3 must be submitted to Adventrx within 75 days of occurrence of the cost eligible for payment.
SIGNED by /s/ John Hovre

For and on behalf of Pharm-Olam International Ltd., in the presence of:
Witness: Shari Milligan [print]
Signature: /s/ Shari Milligan
Name: Shari Milligan
Occupation: Executive Administrator
Address: 450 N. Sam Houston Pkwy.
Suite 250
Houston, TX 77060

SIGNED by /s/ Carrie Carlander
For and on behalf of Adventrx Pharmaceuticals, Inc.,
in the presence of:
Witness: Beth Marion [print]
Signature: /s/ Beth Marion
Name: Beth Marion
Occupation: Office Manager
Address: 6725 Mesa Ridge Rd #100
San Diego, CA 92121